Exhibit 99.2
To Registrant’s Form 8-K dated July 28, 2006

EVERGREENBANCORP, INC. DECLARES QUARTERLY CASH DIVIDEND

SEATTLE, WA — (MARKETWIRE) — 7/24/2006: The Board of Directors of EvergreenBancorp, Inc. (OTCBB:EVGG) has approved a quarterly cash dividend upon the common stock of the company, President and CEO Gerald O. Hatler announced today. A cash dividend of six cents ($.06) per share will be payable on August 24, 2006 to shareholders of record as of the close of business on August 8, 2006.

EvergreenBancorp, Inc. is a bank holding company headquartered in Seattle, Washington. Its subsidiary, EvergreenBank, is one of the few locally owned, independent community banks left in the Puget Sound region with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank is an award-winning institution, named in 2005 as one of the “best companies to work for” by Washington CEO magazine, as well as “best-rated bank service” by Consumer Checkbook Magazine.   It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; financial planning and investment services; internet banking; and merchant credit card processing services.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbancorp.com to learn more.

Contact:

Gerry Hatler
President and Chief Executive Officer
EvergreenBancorp, Inc.
206/628-4250
gerry.hatler@evergreenbank.com